UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended December 31, 2019

MOGULREIT I, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-10840

Delaware	32-0487554
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

10573 W Pico Blvd., PMB #603
Los Angeles, CA	90064
(Full mailing address of	(Zip code)
principal executive offices)

(877) 781-7153

(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (the “Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the proceeds raised in our offering of common shares pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (“Securities Act”);
●	our ability to attract and retain members to the Realty Mogul Platform, the online investment platform through which prospective investors can invest in real estate programs sponsored by Realty Mogul, Co., including the Company;
●	risks associated with breaches of our data security;
●	public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (“coronavirus” or “COVID-19”)
●	changes in economic conditions generally and the real estate and securities markets specifically;
●	expected rates of return provided to investors;
●	the ability of Realty Mogul, Co. or Realty Mogul Commercial Capital, Co. (“RMCC”), each of which, in its loan servicing capacity, may be referred to as an RM Lender, and each of which, in their loan originating capacity, may be referred to as an RM Originator, to source, originate and service our loans and other assets, and the quality and performance of these assets;
●	our ability to hire and retain competent individuals who will provide services to us and appropriately staff our operations;
●	legislative or regulatory changes impacting our business or our assets (including changes to the laws and regulations governing the taxation of real estate investment trusts (“REITs”) and our ability to offer our common shares to the public pursuant to Regulation A and related exemption from state securities law registration requirements for “covered securities,” as defined in Section 18 of the Securities Act;
●	changes in business conditions and the market value of our assets, including changes in interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;
●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by Realty Mogul, Co.;
●	our failure to maintain our status as a REIT;
●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended, (the “Advisers Act”), the Investment Company Act of 1940, as amended (the “Investment Company Act”) and other laws; and
●	changes to U.S. generally accepted accounting principles (“GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

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Item 1. Business

The Company

MogulREIT I, LLC is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of commercial real estate investments, including loans, equity in commercial real estate ventures and other real estate-related assets. The use of the terms “MogulREIT I,” the “Company,” “we,” “us,” or “our” in this Annual Report refer to MogulREIT I, LLC, unless the context indicates otherwise. We have elected to be taxed, and currently qualify, as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2016.

We are externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of our sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager manages our day-to-day operations. A team of real estate professionals, acting on our behalf through our Manager, will make all decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations set forth in our operating agreement. Our Manager will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our capital. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Our affiliate, RM Technologies, LLC operates an online investment platform, www.realtymogul.com. With the exception of offering our shares online through select RIA partners, our shares are being offered in the Offering exclusively through this platform.

On August 12, 2016 our initial offering of common shares, which represent limited liability company interests in our Company (the “Initial Offering”) was qualified by the Securities and Exchange Commission (“SEC”), and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 in our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our follow-on offering (the “Follow-on Offering” and, collectively with the Initial Offering, the “Offering”) of up to $35,696,040 in our common shares.

We review the offering price at the beginning of every quarter to determine whether to adjust the offering price per share such that the offering price equaled the greater of (i) $10.00 per share or (ii) our net asset value (“NAV”) per share (calculated as our NAV divided by the number of our common shares outstanding as of the end of the prior fiscal quarter). On January 25, 2019, April 30, 2019, July 25, 2019, October 29, 2019 and January 31, 2020, we announced a NAV per share of $9.71, $9.75, $9.76, $9.71 and $9.70, respectively, as of December 31, 2018, March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019, respectively. Accordingly, the offering price per share was not adjusted to equal our NAV per share and continues to be $10.00 per share.

As of December 31, 2019, we had issued approximately 6,452,600 common shares in the Offering for gross offering proceeds of approximately $67,440,000. We expect to continue to offer common shares in the Offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time. See Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Overview” for more information concerning the current status of the Offering.

We have used, and intend to continue using, substantially all of the net proceeds from the Offering to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures. As of December 31, 2019, our portfolio was comprised of approximately $5,759,000 in mezzanine loans, approximately $3,600,000 in subordinated loans, and approximately $13,190,000 in bridge loans. In addition, as of December 31, 2019, we had acquired approximately $11,925,000 of preferred equity investments in other real estate holding entities that, in the opinion of our Manager, meet our investment objectives. As of December 31, 2019, we had also acquired approximately $20,926,000 of multifamily and commercial assets where we have obtained a controlling equity interest. We plan to continue to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide an attractive and stable return to our investors. We may make our investments through the acquisition of individual assets or by acquiring portfolios of assets, mortgage REITs or companies with investment objectives similar to ours.

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Investment Strategy

Our investment strategy involves investing in assets with varying levels of risk, based in part on where such investments fall in the “capital stack” of real estate transactions.

How Our Investments Fit in the Financing Structure of a Typical Real Estate Transaction (The “Capital Stack”)

Common Equity
Preferred Equity
Mezzanine Debt
Senior Debt
High
Potential Risk and Return
Low

We have used, and intend to continue using, substantially all of the proceeds of the Offering to invest in and manage a diversified portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures. We intend to hold: (1) at least 55% of the total value of our assets in commercial mortgage-related instruments that are closely tied to one or more underlying commercial real estate projects, such as senior mortgage loans, subordinated mortgage loans, mezzanine debt and participations (also referred to as B-Notes), as well as direct interests in real estate that meet certain criteria outlined by the staff of the SEC; and (2) at least 80% of the total value of our assets in the types of assets described above, plus in “real estate-related assets” that are related to one or more underlying commercial real estate projects. These real estate-related assets may include assets, such as equity or preferred equity interests in companies whose primary business is to own and operate one or more specified commercial real estate projects, and debt securities whose payments are tied to a pool of commercial real estate projects (such as commercial mortgage-backed securities (“CMBS”), collateralized debt obligations and REIT senior unsecured debt), interests in publicly traded REITs, and other commercial real estate-related assets.

We will seek to create and maintain a portfolio of investments that generate a low volatility income stream of attractive and consistent cash distributions. We will seek to emphasize the payment of current returns to investors and preservation of invested capital. We also intend to diversify our portfolio by investing in direct interests in real estate and in equity instruments, primarily in real estate-related companies as described above, subject to certain limitations related to our qualification as a REIT and to maintaining our exclusion under the Investment Company Act. Our focus on investing in equity instruments will be to seek investments that will produce returns to investors through rental income and capital appreciation. The investment objective for the Company is to achieve attractive, risk-adjusted returns that exceed alternative real estate investment offerings.

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Our Manager, through its affiliates, intends to structure, underwrite and originate many of the investments that we make as we believe that this provides for the best opportunity to control our borrower and partner relationships and optimize the terms of our investments. Our affiliates’ underwriting process, which our management team has successfully developed over their extensive real estate careers in a variety of market conditions and implemented at Realty Mogul, Co., will involve comprehensive financial, structural, operational and legal due diligence of our borrowers and partners in order to optimize pricing and structuring and mitigate risk. We believe the current and future market environment provides a wide range of opportunities to generate compelling investments with strong risk-return profiles for our shareholders.

Investment Objectives

Our primary investment objectives are to realize capital appreciation in the value of our investments over the long term and to pay attractive and stable cash distributions to stockholders.

Competition

There are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of investments offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be negatively impacted. Our competitors also may be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular dated April 26, 2019, and filed by us with the SEC on April 26, 2019, as supplemented (the “Offering Circular”), which may be accessed on the SEC’s EDGAR (Electronic Data Gathering, Analysis, and Retrieval system) and may be updated from time to time by our future filings under Regulation A. There were no material changes to the risk factors previously disclosed in the Offering Circular, except at noted below.

The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on our business, results of operations, cash flows and financial condition.

The impact of the COVID-19 pandemic and measures to prevent its spread could negatively impact our businesses in a number of ways, which could lead to material impairments of our assets, increases in our allowance for credit losses and changes in judgments in determining the fair value of our assets. Conditions in the bank lending, capital and other financial markets may deteriorate, and our access to capital and other sources of funding may become constrained or more costly, which could materially and adversely affect the availability and terms of future borrowings, renewals, re-financings and other capital raises.

The COVID-19 pandemic has impacted states and cities where properties in which we have investments are located, and preventative measures taken to alleviate the public health crisis, including “shelter-in-place” or “stay-at-home” orders issued by state and local authorities, have limited the operation of many businesses, or caused them to shut down operations altogether, and even if such orders are lifted, our tenants or our tenants’ businesses may be adversely impacted. Tenants at these properties may seek rent concessions from us as a result of such mandatory closures.

The COVID-19 pandemic has also caused, and is likely to continue to cause, severe economic, market and other disruptions worldwide. We cannot assure you conditions will not continue to deteriorate as a result of the pandemic. In addition, the deterioration of global economic conditions as a result of the pandemic may ultimately decrease occupancy levels and pricing across our portfolio.

The extent of the COVID-19 pandemic’s effect on our operational and financial performance will depend on future developments including the duration, spread and intensity of the outbreak, all of which are uncertain and difficult to predict. Due to the speed with which the situation is developing, we are not able at this time to estimate the effect of these factors on our business, but the adverse impact on our business, results of operations, financial condition and cash flows could be material.

In addition, new risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

MogulREIT I, LLC is a Delaware limited liability company formed to invest in and manage a diversified portfolio of commercial real estate investments, including loans, direct interests in real estate, equity in commercial real estate ventures and other real estate-related assets. We are externally managed by our Manager, which is an affiliate of our Sponsor. Both our Manager and our Sponsor are wholly-owned subsidiaries of Realty Mogul, Co. Our affiliate, RM Technologies, LLC operates an online investment platform, www.realtymogul.com. With the exception of offering our shares online through select RIA partners, our shares are being offered in the Offering exclusively through this platform.

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On August 12, 2016 our Initial Offering was qualified by the SEC, and we commenced operations on August 15, 2016. Pursuant to the Initial Offering, we offered up to $50,000,000 in our common shares, including shares sold pursuant to our distribution reinvestment plan. On May 7, 2019, we commenced our Follow-on Offering of up to $35,696,040 in our common shares. As of March 31, 2020, we had raised total gross offering proceeds of approximately $72,493,562 from settled subscriptions and issued an aggregate of 7,250,121 common shares. We have used, and intend to continue using, substantially all of the net proceeds from the Offering (after paying or reimbursing organization and offering expenses) to invest in and manage a diverse portfolio of commercial real estate investments, including loans and equity in commercial real estate ventures and other real estate-related assets.

Our Investments

The following describes our investment activity for the year ended December 31, 2019. See the section entitled “Recent Developments” below for a discussion of the investments we have made subsequent to December 31, 2019:

378 Moss Street — Chula Vista, CA

On January 1, 2019, we executed an amendment to extend a bridge loan investment that we acquired on November 15, 2017 for approximately $3,575,000 in connection with the financing and renovation of a 16-unit multifamily apartment community located at 378 Moss Street, Chula Vista, California for one month to January 31, 2019. On February 1, 2019, we executed a second amendment to extend the bridge loan investment for an additional six months to July 31, 2019 and increased the principal balance to $4,490,000. On July 31, 2019, we executed a third amendment to extend the bridge loan investment for an additional six months to January 31, 2020. On February 6, 2020, the bridge loan investment was paid off in full in the amount of $4,633,049, which included (i) $4,490,000 in outstanding principal plus $7,599 in accrued interest, (ii) an exit fee of $134,700 which was paid to an affiliate of our Manager and (iii) legal fees.

La Privada – El Paso, TX

On May 31, 2019, we acquired a $4,745,228 limited partnership interest in a joint venture whereby in connection with the acquisition and renovation of a Class B multifamily apartment complex in El Paso, Texas. The sponsor of this transaction was our Manager. In connection with the investment, the special purpose entity that issued equity to us paid an affiliate of our Manager one or the following fees: (i) a 3.00% buyer’s broker fee; (ii) an asset management fee equal to 1.0% of Effective Gross Income (as defined pursuant to the terms of the transaction); and (iii) upon the sale of the property, a 1.5% seller’s broker fee. Additionally, Jilliene Helman, CEO of our Manager, provided a partial personal guarantee of the loan that was secured by the property, and in return received a loan guarantee fee of 100 basis points of the principal amount of the loan and indemnification by us for providing personal guarantee. We were not entitled to any of these fees. In addition, pursuant to the joint venture operating agreement, our Manager was entitled to a participation in the promoted interest of the entity which acquired the property’s distributable cash (certain distributions which may by payable to the Manager if the property performs well), and a portion of these fees may be paid to personnel affiliated with our Manager, including Ms. Helman, for their roles in arranging the investment opportunity.

Acquisition of JADAK Headquarters—Syracuse, NY

On June 28, 2017, we acquired a preferred equity investment for the acquisition a 55,000 square-foot Class A office/industrial-flex building located at 7279 William Barry Boulevard in Syracuse, New York. On June 3, 2019, the preferred equity investment was paid off in full in the amount of $1,514,708, which included $1,500,000 in outstanding principal plus $14,208 in accrued interest through June 10, 2019 and legal fees.

Acquisition of Crossroads South — Jonesboro, GA

On August 3, 2017, we acquired a $1,250,000 preferred equity investment in connection with the acquisition of a 207,404 square-foot, grocery-anchored retail shopping center, located in Jonesboro, Georgia. On June 24, 2019, the preferred equity investment was paid off in full in the amount of $1,267,167, which included (i) $1,250,000 in outstanding principal plus $12,500 in accrued interest through July 9, 2019, (ii) a prepayment penalty of $4,167 for interest through July 18, 2019, and (iii) legal fees.

Acquisition of Corona Marketplace — Corona, CA

On August 17, 2017, we acquired a $3,549,300 mezzanine loan in connection with the acquisition and redevelopment of a 106,159 square-foot retail center located in Corona, California. On July 2, 2019, the mezzanine loan was paid off in full in the amount of $3,580,166, which included (i) $3,549,300 in outstanding principal plus $30,366 in accrued interest through July 2, 2019 and (ii) legal fees.

Acquisition of Orange Tree Village — Tucson, AZ

On April 23, 2018, we acquired a $2,275,000 preferred equity investment related to the acquisition and renovation of Orange Tree Village, a 110 unit, eight-building Class B apartment complex in Tucson, Arizona. On July 16, 2019, the preferred equity investment was paid off in full in the amount of $2,345,267, which included (i) $2,275,000 in outstanding principal plus $23,508 in accrued interest through July August 1, 2019, (ii) a prepayment penalty of $46,258 for interest through October 1, 2019, and (iii) legal fees. The prepayment penalty was paid to an affiliate of our Manager, legal fees were paid to an unaffiliated third party and principal and accrued interest was paid to the Company.

Acquisition of Northside at John’s Creek – Suwanee, GA

On June 20, 2017, we acquired a $1,500,000 junior participation loan related to the refinancing of a 52,090 square-foot Class A medical building located at 3890 Johns Creek Parkway in Suwanee, Georgia. On July 1, 2019, the senior participating lender executed a loan extension, extending the term to September 1, 2019. As a condition to close the extension, the borrower deposited $312,000 into the leasing reserve as additional collateral to cover tenant improvements for a recently executed lease. The borrower is working towards a refinance during this extension period. On August 30, 2019, the junior participation loan was paid off in full in the amount of $1,533,020, which included (i) $1,500,000 in outstanding principal plus $17,500 in accrued interest through August 30, 2019 and (ii) an exit fee of $15,520. The exit fee was paid to an affiliate of our Manager.

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The Hamptons Apartments – Virginia Beach, VA

On October 9, 2019, we acquired a $9,177,966 joint-venture limited partnership equity investment for the acquisition and renovation of The Hamptons Apartments, a Class C, garden-style apartment community in Virginia Beach, Virginia. We acquired the investment from a special purpose entity of which the Company is the sole member. We will also make an additional investment after closing, over an approximately three-year period, for additional capital improvements, of approximately $1,593,347. In addition, in connection with the Hamptons Equity Investment, the special purpose entity entered into a loan from an unaffiliated lender in the amount of $15,850,000. The Hamptons Loan is interest only with a fixed interest rate of 4.03% and has a term of 120 months.

In connection with the investment, the special purpose entity may pay our Manager, or an affiliate of our Manager one or more of the fees set forth below. A portion of these fees may be paid to personnel affiliated with our Manager for their roles in arranging the investment opportunity, including Jilliene Helman, CEO of RM Adviser, and Michael Schoellhammer, Managing Director of our Manager. The following fees will be paid by the particular special purpose entity and not by us: (i) a 2.00% buyer’s broker fee was paid to Realty Mogul Commercial Capital, Co. (a licensed real estate sales broker affiliated and under common control with our Manager), of which 25 basis points will be paid to Mr. Schoellhammer; and (ii) an asset management fee equal to an annualized ..50% of Effective Gross Income (as defined below) that will be paid monthly to our Manager for asset management services related to the property. Effective Gross Income means the property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period.

In addition, our Manager was entitled to a participation in the promoted interest of the entity which acquired the property’s distributable cash in certain circumstances pursuant to operating agreement of the special purpose entity, and a portion of the promoted interest may be paid to personnel affiliated with our Manager, including Ms. Helman and Mr. Schoellhammer, for their roles in arranging the investment opportunity. Additionally, Ms. Helman will be providing a partial personal guarantee of the loan that will be secured by the property, and in return will receive a loan guarantee fee of 50 basis points of the principal amount of the loan. We will not be entitled to any of these fees. Ms. Helman will also receive indemnification from the Company for this loan guarantee.

Columbus Office Portfolio – Columbus, Ohio

On November 5, 2019, we acquired a $7,000,000 joint-venture limited partnership equity investment for the acquisition and renovation of an office portfolio consisting of a pair of non-contiguous office buildings located in Columbus, Ohio. The Portfolio consists of two properties: (i) 855 Grandview; and (ii) Brewery Tower. We acquired the investment from a special purpose entity of which the Company is the sole member. In addition, in connection with the investment, the special purpose entity entered into a loan from an unaffiliated lender in the amount of $33,635,340. In addition, an entity managed by an affiliate of Realty Mogul, Co. made a $3,000,000 joint venture limited partnership investment in this transaction. In connection with the investment, the special purposed entity agreed to pay our Manager the following fees: (i) a fee on behalf of the Company in amount equal to 0.74% of the total purchase price of $37,800,000 of the portfolio; and (ii) a disposition fee on behalf of the Company in an amount equal to 0.43% of the sale price of the portfolio that will be paid upon the sale of the portfolio. In addition, the manager of the special purpose entity in connection with the investment, was also entitled to a promoted interest in amounts equal to 20.0% and 30.0% of the special purpose entity’s distributable cash in certain circumstances pursuant to the terms of the operating agreement of the special purpose entity.

Parkway Plaza Mezzanine Financing — San Antonio, TX

On February 17, 2017, we acquired a $3,400,000 mezzanine financing from Realty Mogul, Co. related to the refinancing of an 189,388 square-foot, five-building office portfolio located in San Antonio, TX. The mezzanine loan had an original maturity date of November 9, 2019. On that maturity date, the Company executed an amendment to extend the mezzanine for one year to November 9, 2020. On December 30, 2019, the mezzanine loan was paid off in full in the amount of $3,420,333, which included (i) $3,400,000 in outstanding principal plus $19,833 in accrued interest, and (ii) legal fees.

Highland Place Mezzanine Financing — Centennial, CO

On March 22, 2017, we acquired a $2,300,000 mezzanine from Realty Mogul, Co. related to the refinancing of a 138,771 square-foot, three-story office building located in Centennial, Colorado with a maturity date of November 9, 2019. The mezzanine loan was extended for another year to November 9, 2020. The mezzanine loan has one additional extension option remaining. Pursuant to the terms of the mezzanine loan, the borrower paid an extension fee of $5,750 to an affiliate of our Manager.

Distributions

Our Manager has declared and paid, and we expect that our Manager will continue to declare and pay, distributions monthly in arrears. Shareholders who are record holders with respect to declared distributions will be entitled to such distributions until such time as the shareholders have had their shares repurchased by us. Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of the Offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources.

On September 27, 2016, our Manager declared our first distribution to shareholders of record as of the close of business on September 30, 2016. Our Manager has declared monthly distributions thereafter for shareholders of record as of the close of business on the last day of each month. Distributions made in 2019 are shown in the table below. See the section entitled “Recent Developments” below for a discussion of the distributions we have made subsequent to December 31, 2019.

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Record Date	Date of Declaration	Payment Date(1)	Daily Cash Distribution Amount Per Common Share	Net Asset Value (NAV) Per Share	Annualized Distribution Per Purchase Price	Annualized Yield
1/31/2019	1/24/2019	2/15/2019	$0.0022	$9.71	8.0%	8.24	% (2)
2/28/2019	2/19/2019	3/15/2019	$0.0022	$9.71	8.0%	8.24	% (2)
3/31/2019	3/19/2019	4/15/2019	$0.0022	$9.71	8.0%	8.24	% (2)
4/30/2019	4/29/2019	5/15/2019	$0.0022	$9.75	8.0%	8.21	% (3)
5/31/2019	5/30/2019	6/15/2019	$0.0022	$9.75	8.0%	8.21	% (3)
6/30/2019	6/25/2019	7/15/2019	$0.0022	$9.75	8.0%	8.21	% (3)
7/31/2019	7/25/2019	8/15/2019	$0.0021	$9.76	7.81%	8.0	% (4)
8/31/2019	8/27/2019	9/15/2019	$0.0021	$9.76	7.81%	8.0	% (4)
9/30/2019	9/27/2019	10/15/2019	$0.0021	$9.76	7.81%	8.0	% (4)
10/31/2019	10/29/2019	11/15/2019	$0.0021	$9.71	7.7%	8.0	% (5)
11/30/2019	11/27/2019	12/15/2019	$0.0021	$9.71	7.7%	8.0	% (5)
12/31/2019	12/30/2019	1/15/2020	$0.0021	$9.71	7.7%	8.0	% (5)

(1) Dates presented are the dates on which the distributions were scheduled to be distributed; actual distribution dates may vary.

(2) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.71 per share NAV and an annual yield of 8.00%, assuming a $10.00 per share purchase price.

(3) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.75 per share NAV and an annual yield of 8.00%, assuming a $10.00 per share purchase price.

(4) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.76 per share NAV and an annual yield of approximately 7.81% assuming a $10.00 per share purchase price.

(5) Annualized yield represents the annualized yield amount of each distribution calculated on an annualized basis at the then current rate, assuming a $9.71 per share NAV and an annual yield of approximately 7.70% assuming a $10.00 per share purchase price.

During the years ended December 31, 2019 and December 31, 2018, we paid distributions of approximately $4,212,000 and $3,113,000, respectively, including approximately $2,284,000 and $1,678,000, respectively, through the issuance of shares pursuant to the distribution reinvestment plan.

Share Repurchase Program

We have adopted a share repurchase program designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares. Our Manager may in its sole discretion, amend, suspend or terminate the share repurchase program at any time and for any reason, including (i) to protect our operations and our remaining shareholders, (ii) to prevent an undue burden on our liquidity, (iii) to preserve our status as a REIT, and (iv) following any material decrease in our NAV.

During the year ended December 31, 2019, we received repurchase requests of approximately $2,211,000, and we have repurchased approximately $2,211,000 of such common shares, or 100%. A valid repurchase request is one that complies with the applicable requirements and guidelines of our current share repurchase program. The share repurchases were funded with cash flows from operations.

Sources of Operating Revenue and Cash Flow

Our revenue is generated from interest and preferred return income on our investments, which we receive monthly in arrears, and from rental income and tenant reimbursements from our investments.

Profitability and Performance Metrics

We calculate funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to evaluate the profitability and performance of our business. See “Non-GAAP Financial Measures” below for a description of these metrics. Our investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments we have made to date have been in domestic commercial real estate assets with similar economic characteristics, and we evaluate the performance of all of our investments using similar criteria.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. Such judgements are based on our management’s experience, our historical experience, the experience of our Manager’s affiliates, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

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Market Outlook and Recent Trends

MACRO OVERVIEW

As of December 31, 2019, we believed the US economy was in the late stages of a recovery. July 2019 marked the milestone for the longest economic expansion in U.S. history, and the economy continued this positive trend throughout the second half of the year. Compared to previous periods of expansion in the post-war era, job growth and GDP growth have been slower, and we believe that this slow, steady growth helped prolong the expansion. We view the markets with concern, however, as we are aware that there are multiple global and domestic risks that have disrupted and may continue to disrupt growth, including the ongoing trade negotiations with China, potential global recession, increasing political tension, especially as we enter the election year, and the recent global outbreak of the coronavirus pandemic. As a result of the global outbreak of the coronavirus, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the coronavirus outbreak has been rapidly evolving, and the outbreak presents material uncertainty and risk with respect to the Company’s future performance and future financial results. We are unable to quantify the impact the coronavirus outbreak may have on its future financial results at this time, and we are closely monitoring the impact of the coronavirus pandemic on our business, tenants, operating partners, managers and our portfolio of investments, and on the United States and global economies. Although we believe that we are well positioned to withstand potential economic shocks or slowdown in the economy, we will continue to monitor and reevaluate our investments so that we are prepared to take advantage of any market changes.

EMPLOYMENT AND WAGE GROWTH

In September 2019, U.S. Bureau of Labor Statistics (“BLS”) reported an unemployment rate of 3.5%. In December 2019, the BLS again reported an unemployment rate of 3.5%, which, according to the Department of Commerce, is the lowest level in 50 years. During 2019, the average unemployment rate was 3.7%. This has changed dramatically, however, as a result of COVID-19.

IMPACT OF MONETARY POLICY

In 2019, the Federal Reserve (“Fed”) took a softer stance on interest rates. The Fed raised rates eight times between 2016 and 2018, by 0.25 percentage points each time, leading to a Federal Funds Rate of 2.4% as of June 30, 2019. Beginning in July 2019, however, the Fed, citing “weak global growth, trade policy uncertainty, and muted inflation”, issued three rate cuts of 0.25 percentage points each, bringing the Federal Funds Rate down to 1.55% as of December 2019. During its most recent meeting, the Fed indicated that, due to the strong labor market and moderate economic growth, the benchmark rate will remain at this level. While Gross Domestic Product growth, low unemployment and wage growth are positive indicators, the Fed’s reduction in interest rates in 2019 indicates a tempered economic outlook. As a result, we are confident, yet also prepared for possible difficulties ahead.

While interest rates have risen since their low point in 2015 when they were effectively zero, interest rates remain at relatively low rates compared to the last 40 years. As it relates to MogulREIT I and the composition of some of the high-yield fixed income investments in our portfolio, we indicated in past communications that these historically low interest rates create a strong incentive for our borrowers and sponsors to refinance out of high-yielding preferred equity and mezzanine debt as soon as their projects are stabilized and qualify for longer term, fixed-rate financing. In the second half of 2019 as well as Q1 2020, we have seen this trend come to fruition as 8 investments paid off during that time frame.

INVESTMENT STRATEGY

As an income-focused vehicle, MogulREIT I has historically consisted of higher yielding debt and debt-like investments, with the majority of the hold periods in the 24 to 60 month range. We targeted borrowers with value-add business plans for their assets, such as property redevelopment and lease-up of vacant or soon to be vacant spaces. In the rising interest rate environment of 2017 through the first half of 2019, the risk for these types of business plans was adequately priced into the interest rates.

With the decline in interest rates throughout the second half of 2019, our outlook for high-yielding debt investments softened. As we sourced new debt investments, we found that the lower interest rates, coupled with increased competition from new real estate debt players, did not provide us with as attractive risk-adjusted returns, especially given the riskier business plans for borrowers of high interest debt. Moreover, on a nominal basis, the lower returns on newer senior and mezzanine debt may not have been high enough to maintain our historical dividend.

What we saw, instead, was the equity markets were becoming more attractive from a risk-adjusted return perspective as interest rates trended lower. In other words, we saw more opportunity as a borrower than as a lender. Because of these market indicators, we decided to pause on new debt investments for MogulREIT I and focus on preferred equity and joint venture equity investments. We underwrote what we believe are better risk-adjusted returns coming in as joint venture equity, primarily as a result of the potential upside that one receives on an equity investment and the favorable interest rate environment for borrowers.

We have now made three joint venture equity investments - La Privada Apartments in El Paso, TX, The Hamptons Apartments in Virginia Beach, VA and Columbus Office Portfolio in Columbus, OH. These investments are similar in that we expect them to maintain higher cash flow throughout the hold period, while potentially mitigating risk due to the large number of tenants at each property.

As we look forward for MogulREIT I, we intend to continue the strategy of seeking optimal risk-adjusted returns. We plan to acquire joint venture equity investments located in resilient secondary and tertiary markets; however, we will also continue to seek preferred equity investments to the extent the risk profiles meet our investment criteria. We want MogulREIT I to be well-positioned to spend the next 5 to 10 years holding and growing these assets. Our goal for this REIT is and has always been to pay attractive and consistent cash distributions to our investors and to preserve, protect, increase and return investors’ capital contribution. We have positioned MogulREIT I to be an income-focused REIT, and this strategy continues to support that positioning.

As of December 31, 2019, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We had invested in 22 debt and debt like investments as of December 31, 2019, with ten of those investments paying off in full since inception. The following table describes our debt related investment activity for the years ended December 31, 2019 and December 31, 2018:

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Investments in Debt:	Amount (in thousands)
Balance at beginning of period	$25,558
Investments	23,675
Principal repayments	(2,809)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2018 (1)	46,424
Investments	915
Principal repayments	(14,008)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2019 (2)	$33,331

(1)	Investments include five mezzanine loans, eight preferred equity investments, one subordinated loan, three bridge loans, and one second secured mortgage with aggregate carrying balances of approximately $12,874,000, $16,175,000, $1,500,000, $12,275,000, and $3,600,000 respectively.
(2)	Investments include three mezzanine loans, five preferred equity investments, three bridge loans, and one second secured mortgage with aggregate carrying balances of approximately $5,759,000, $10,782,000, $13,190,000, and $3,600,000 respectively.

As discussed above, the economic outlook for the U.S. economy has changed meaningfully as a result of the coronavirus pandemic, an unprecedented health event of the modern era. From an economic perspective, the coronavirus has catalyzed a pullback in the equity markets, and it is likely that an impact will also be felt in hard assets like commercial real estate. As described in our 2019 communications, due to falling interest rates during the second half of 2019 as well as special rate cuts by the Federal Reserve, many of the borrowers involved in our investments have refinanced their assets. In Q1 2020, four assets paid off in full and a fifth paid off a portion of its principal. Since inception of MogulREIT I, 14 assets have successfully been paid off representing over $36 million of investments, or approximately 55% of funds invested to date. As a result of these payoffs and our high selectivity for new deals, we have maintained a cash position on the balance sheet.

As we look forward, we are being vigilant by taking steps to protect our downside as well as search for new opportunities that may be exposed due to the market correction. At the portfolio level, we currently have an ample cash position on MogulREIT I’s balance sheet, and we will be maintaining higher cash reserves in order to weather any potential effects of a lagging rental market. While individual properties in our portfolio have debt, we have strategically left the REIT itself unencumbered by any debt, so we will have the freedom to deploy our cash on hand to new opportunities that inevitably arise as a result of this dislocation.

We believe in the long-term appreciation of commercial real estate and, particularly, the value of hard assets to weather difficult times. Market corrections happen, but we have consistently maintained focus on the long-term strategy of MogulREIT I for the benefit of our investors. We believe that we are well-positioned to withstand the current volatility and set the REIT up for opportune acquisitions, capital preservation and long-term income.

Accounting for Acquisition of Real Estate

Effective January 1, 2018, the Company adopted the provisions of Accounting Standards Update 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The fair value of the purchase consideration is then allocated based on the relative fair value of the assets. The fair value of the assets acquired is estimated using market-based, cost-based, and income based valuation techniques using inputs that are categorized as Level 3 measurements. The total purchase consideration of an operating property are typically allocated based on the relative fair value of land, buildings, site improvements, furniture and equipment, and intangible assets including in-place leases.

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. We review our debt related investments on a quarterly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate, which approximates fair value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of December 31, 2019 and 2018, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements.

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Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE, and reassess the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2019 and 2018, the Company held investments in three and zero entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment includes terms that are similar to interest on a debt instrument. As of December 31, 2019 and 2018, no amortization of premium, discount, or origination costs or fees has been recognized.

Credit Losses, Impairment and Allowance for Doubtful Accounts

We will establish allowances for real estate debt or debt-like investment losses based upon a periodic review of the loan investments. Income recognition will generally be suspended for the investments at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the suspended investment becomes contractually current and performance is demonstrated to be resumed. In performing this review, management will consider the estimated net recoverable value of the investment as well as other factors, including the fair market value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the economic situation of the region where the borrower does business. Because this determination will be based upon projections of future economic events, which are inherently subjective, the amounts ultimately realized from the investments may differ materially from the carrying value at the balance sheet date. As of December 31, 2019 and December 31, 2018, we did not have any credit losses or impaired debt or debt-like investments.

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Results of Operations

Net Income

The years ended December 31, 2019 and December 31, 2018 resulted in approximately $2,953,000 and $3,062,000 of net income, respectively. This change was primarily a result of the depreciation expense from consolidated real estate investments.

Rental Income, net

For the years ended December 31, 2019 and December 31, 2018, we earned net rental income of approximately $2,019,000 and zero, respectively. This increase was due to consolidated investments made in 2019.

Tenant Reimbursements

For the years ended December 31, 2019 and December 31, 2018, we earned tenant reimbursements of approximately $125,000 and zero. This increase was due to consolidated real estate investments made in 2019.

Interest Income

For the years ended December 31, 2019 and December 31, 2018, we earned interest income of approximately $4,852,000 and $3,890,000, respectively.

Management Fees

For the years ended December 31, 2019 and December 31, 2018, we incurred fees of approximately $558,000 and $389,000, respectively.

Depreciation and Amortization

For the years ended December 31, 2019 and December 31, 2018, we incurred depreciation and amortization expenses of approximately $1,351,000 and zero, respectively. This increase was due to consolidated real estate investments made in 2019.

Real Estate Expenses

For the years ended December 31, 2019 and December 31, 2018, we incurred real estate expenses of approximately $1,294,000 and zero, respectively. This increase was due to consolidated real estate investments made in 2019.

General and Administrative Expenses

For the years ended December 31, 2019 and 2018, we incurred general and administrative expenses of approximately $175,000 and $47,000, respectively. This increase was primarily due to servicing fee increase and hiring of RESIG as accounting consultants. These expenses were incurred and paid for in 2019 and 2018.

Liquidity and Capital Resources

We require capital to fund our investment activities and operating expenses. Our capital sources may include net proceeds from the Offering, cash flow from operations and borrowings under credit facilities.

We are dependent upon the net proceeds from the Offering to conduct our operations. We currently obtain the capital required to invest in and manage a diversified portfolio of commercial real estate investments and conduct our operations from the proceeds of the Offering and from any undistributed funds from our operations. As of December 31, 2019, we had 15 outstanding investments totaling approximately $100,594,000 and approximately $9,159,000 in cash. As of December 31, 2018, we had 18 outstanding investments totaling approximately $46,424,000 and approximately $929,000 in cash. We anticipate that these capital resources will provide sufficient liquidity to meet future funding commitments as of December 31, 2019 as well as our operational cost.

As of December 31, 2019, we had outstanding borrowings of $53,073,000, net of deferred financing costs, from our consolidated investments. As of December 31, 2018, we had no outstanding borrowings.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. We expect aggregate organization and offering expenses to be approximately 3% of gross offering proceeds if we raise the maximum offering amount. Borrowers and real estate sponsors may make payments to our Sponsor or its affiliates in connection with the selection and origination or purchase of investments. We will pay the Manager a monthly asset management fee of one-twelfth of 1.00%, which is based on the average investment value of the assets. For purposes of this fee, “average investment value” means, for any period, the average of the aggregate book value of all of our assets, before reserves for depreciation, amortization, bad debts, or other similar non- cash reserves.

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Cash Flow

The following presents our cash flows for the years ended December 31, 2019 and December 31, 2018 (in thousands):

Cash provided by (used in)	For the Year ended December 31, 2019	For the Year ended December 31, 2018
Operating Activities:	$6,164	$3,105
Investing Activities:	(61,395)	(20,866)
Financing Activities	69,846	13,602
Net (decrease)/increase in cash and cash equivalents	14,615	(4,159)
Cash and cash equivalents, beginning of the period	929	5,088
Cash and cash equivalents, end of period	$15,544	$929

Net cash provided by operating activities was approximately $6,164,000 and $3,105,000 for the years ended December 31, 2019 and 2018, respectively, and related to interest income generated from our investments, offset by asset management fees and general and administrative expenses.

Net cash used in investing activities was approximately $61,395,000 and $20,866,000 for the years ended December 31, 2019 and 2018, respectively, and related to the acquisition of new investments.

Net cash provided by financing activities was approximately $69,846,000 and $13,602,000 for the years ended December 31, 2019 and 2018, respectively, and related to proceeds from the issuance of common shares pursuant to the Offering and borrowings under mortgages payable.

Off-Balance Sheet Arrangements

As of December 31, 2019, and 2018, we had no off-balance sheet arrangements.

Related Party Arrangements

For further details, please see “Note 8 ─ Related Party Arrangements” in Item 7 “Financial Statements” below.

Recent Developments

Asset Acquisitions – Pohlig Box Factory and Superior Warehouse – Richmond, Virginia

On February 19, 2020 we acquired a $17,073,848 joint-venture limited partnership equity investment for the acquisition and renovation of a Class A- multifamily, two-property mixed-use apartment complex in Richmond, Virginia. We acquired the equity investment from a special purpose entity of which the Company is the sole member. In connection with the equity investment, the special purpose entity may pay an affiliate of our Manager a fee, a portion of which may be paid to personnel affiliated with our Manager for their roles in arranging the investment opportunity, including Michael Schoellhammer, Managing Director of our Manager. A 2.00% buyer’s broker fee will be paid by the special purpose entity to RMCC, of which 25 basis points of the purchase price of the property will be paid to Mr. Schoellhammer in his capacity as a broker/designated officer for RMCC. We will not be entitled to this fee. Our Manager is the manager of the special purpose entity in connection with the equity investment and, as a result, is also entitled to a promoted interest in amounts equal to 31.5% and 45% of the special purpose entity’s distributable cash in certain circumstances pursuant to the terms of the operating agreement of the special purpose entity. A portion of the promoted interest may be paid to personnel affiliated with our Manager for their roles in the investment opportunity, including Ms. Helman and Mr. Schoellhammer. We will not be entitled to any of such promoted interest. Our Manager is the sponsor of this transaction, and the property is our Manager’s fourth direct acquisition.

Asset Updates – Retail Portfolio – Midland, Texas and Senior Loan – Portland, Oregon

As of April 25, 2020, we have moved two investments to our “watch list,” which includes investments whose risk profiles have increased substantially: (i) a preferred equity investment in a retail portfolio located in Midland, Texas, and (ii) a senior mortgage loan in connection with an office building located in Portland, Oregon. As of April 25, 2020, the Midland-Odessa retail portfolio has not missed any payments and is not in default, but the tenant rent collections for April have been less than 50%. We are monitoring the situation closely. As of April 25, 2020, the senior loan for the office property in Portland, is in technical default, but, as the senior lender on this property, we believe we are well protected by equity in the asset and we are currently working on a loan modification with the borrower.

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Offering Proceeds

As of April 25, 2020, we had raised total gross offering proceeds of approximately $72,936,000 from settled subscriptions and issued an aggregate of approximately 7,294,000 common shares. As of April 25, 2020, approximately $12,714,000 in common shares remained available for sale to the public pursuant to the Offering.

Distributions

On December 1, 2019, our Manager authorized a cash distribution of $0.0021 per common share (which equates to 8.0% on an annualized basis calculated at the current rate, assuming a $9.70 per share net asset value and approximately 7.8% assuming a $10.00 per share purchase price) for shareholders of record as of the close of business on each day of the period commencing on January 1, 2020 and ending on January 31, 2020. The aggregate amount of cash distributed and distributions reinvested related to such distribution period was $197,658 and $234,534, respectively. We began processing such distributions on February 12, 2020.

On January 29, 2020, our Manager authorized a cash distribution of $0.0021 per common share (which equates to 8.0% on an annualized basis calculated at the current rate, assuming a $9.70 per share net asset value and approximately 7.8% assuming a $10.00 per share purchase price) for shareholders of record as of the close of business on each day of the period commencing on February 1, 2020 and ending on February 29, 2020. The aggregate amount of cash distributed and distributions reinvested related to the distribution period was $194,387 and $222,888, respectively. We began processing such distributions on March 12, 2020.

On January 29, 2020, our Manager authorized a cash distribution of $0.0021 per common share (which equates to 8.0% on an annualized basis calculated at the current rate, assuming a $9.70 per share net asset value and approximately 7.8% assuming a $10.00 per share purchase price) for shareholders of record as of the close of business on each day of the period commencing on March 1, 2020 and ending on March 31, 2020. The aggregate amount of cash distributed and distributions reinvested related to the distribution period was $225,601 and $229,540, respectively. We began processing such distributions on April 13, 2020.

Estimated NAV Per Share as of December 31, 2019 and March 31, 2020

On January 29, 2020, our Manager determined an estimated NAV per share of our common shares of $9.70 as of December 31, 2019. This NAV per share will be effective until updated by us on April 30, 2020. The NAV per share calculation as of December 31, 2019 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding as of December 31, 2019. On April 27, 2020, our Manager determined that our NAV per share is $9.45 as of March 31, 2020. This NAV per share will be effective until updated by us on or about June 30, 2020, or within a commercially reasonable time thereafter, unless updated by us prior to that time. The NAV per share calculation as of March 31, 2020 reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding as of March 31, 2020.

As with any methodology used to estimate value, the methodology employed by Realty Mogul Co.’s internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV per share will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Non-GAAP Financial Measures

Our Manager believes that funds from operations, or FFO, and adjusted funds from operations, or AFFO, each of which are non-GAAP measures, are additional appropriate measures of the operating performance of a REIT and of our company in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of depreciable properties, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated/uncombined partnerships and joint ventures. FFO, as defined by NAREIT, is a computation made by analysts and investors to measure a real estate company’s cash flow generated by operations.

We calculate AFFO by subtracting from (or adding to) FFO:

●	the amortization or accrual of various deferred costs; and
●	an adjustment to reverse the effects of unrealized gains/(losses).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance, and believes they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash expenses. Additionally, FFO and AFFO serve as measures of our operating performance because they facilitate evaluation of our company without the effects of selected items required in accordance with GAAP that may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

Our unaudited FFO and AFFO calculations for the years ended December 31, 2019 and 2018 is as follows (amounts in thousands):

	For the Year ended	For the Year ended
	December 31, 2019	December 31, 2018
	(in thousands)	(in thousands)
GAAP net income attributable to MogulREIT I, LLC	$2,917	$3,062
Add: depreciation and amortization of properties	702	—
Adjustments for noncontrolling interests	(86)	—
Adjustments for equity method investments	—	—
Funds from operations (“FFO”) applicable to common stock	3,532	3,062
Add: amortization of lease intangibles	736	—
Add: amortization of deferred financing costs and discount	36	—
Add: real estate acquisition costs	—	—
Adjustments for noncontrolling interests	(41)	—
Adjustments for equity method investments	—	—
Adjusted funds from operations (“AFFO”) applicable to common stock	$4,263	$3,062

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Item 3. Directors and Officers

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day operations and implementing our investment strategy. Our Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in the Offering Circular, which may be accessed on the SEC’s EDGAR, unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Executive Officers of our Manager

As of the date of this Annual Report, the executive officers of our Manager and their positions and offices are as follows:

Name	Age*	Position
Jilliene Helman	33	Chief Executive Officer and Chief Financial Officer
Eric Levy	33	Vice President, Portfolio Manager
Ayla Nazli	38	Secretary and Chief Compliance Officer
Michael Schoellhammer	41	Managing Director

*As of December 31, 2019

Jilliene Helman has served as our Chief Executive Officer since our inception and our Chief Financial Officer since October 31, 2018. Since May 2012, Ms. Helman has served as the Chief Executive Officer and a director of Realty Mogul, Co., where she is responsible for Realty Mogul, Co.’s strategic direction and operations. In this capacity, she has approved over $400 million of investments with property values worth over $2 billion. From July 2008 to September 2012, Ms. Helman served in a variety of capacities at Union Bank, including as a Management Training Associate; an Assistant Vice President, Sales Development Manager; and Vice President, Corporate Risk Management. Ms. Helman held these positions across the wealth management, finance and risk management departments of Union Bank. Ms. Helman is a Certified Wealth Strategist and holds Series 7, Series 63 and Series 24 licenses. Ms. Helman has a Bachelor of Science in Business Administration degree from Georgetown University.

Eric Levy has served as Vice President, Portfolio Manager since January 2019. Mr. Levy has served as an Assistant Vice President, Asset Management of Realty Mogul, Co. since October 2017. Mr. Levy is responsible for portfolio and asset management for debt and equity assets held by MogulREIT I and MogulREIT II, Inc. From April 2013 to September 2017, Mr. Levy served as Strategic Projects Manager at World Class Capital Group, a national real estate investment firm focused on acquiring, developing and managing real estate with over $1.2 billion in assets under management. In that role, he led the asset management of over 2.3 million square feet of retail and office properties, oversaw capital improvement plans for over 4.5 million square feet of self-storage facilities, managed portfolio-wide investor reporting and investor relationships, and helped to develop the operational infrastructure of the company. From August 2010 to March 2013, Mr. Levy served as Senior Paralegal – M&A, Real Estate, Credit at Willkie, Farr & Gallagher. Mr. Levy has more than 8 years of experience in commercial real estate. Mr. Levy has a Bachelor of Arts degree from the University of Wisconsin-Madison.

Ayla Nazli has served as Secretary and Chief Compliance Officer, and as Secretary, Chief Compliance Officer, and Vice President, Legal of Realty Mogul, Co., since January 2020. Ms. Nazli is responsible for managing all legal and regulatory matters for Realty Mogul, Co. and its wholly-owned subsidiaries, including our Manager. From February 2019 to December 2019, Ms. Nazli served as Senior Counsel at Libertas Law Group, a law firm that specializes in advising public and private companies on corporate and securities law matters. From September 2014 to May 2018, Ms. Nazli served as Senior Counsel at Transamerica, an insurance and financial services company, where she managed legal issues relating to its investment products and securities offerings. While at Transamerica, Ms. Nazli also served as corporate secretary for multiple Transamerica entities and committees, and provided legal and compliance advice to its affiliated investment adviser and broker-dealer entities. Earlier in her career, Ms. Nazli practiced as a corporate and securities associate at K&L Gates LLP, an international law firm, where she mainly advised public companies on matters relating to corporate governance, mergers and acquisitions, and corporation finance, including initial public offerings. Ms. Nazli earned her Juris Doctor from the University of Pennsylvania Law School, and her Bachelor of Arts in Economics from Emory University.

15

Michael Schoellhammer has served as Manager Director since October 2019. He has also served as Managing Director of Realty Mogul, Co. since April 2018 and served as Vice President of Realty Mogul, Co. from August 2016 to April 2018. Mr. Schoellhammer is responsible for originating, negotiating, and closing nationwide real estate joint venture, preferred equity, and mezzanine investments in multifamily, office, retail, and industrial properties funded from the Realty Mogul investor platform and from MogulREIT II, Inc. and MogulREIT I, LLC. In his role as Managing Director, Mr. Schoellhammer also oversees commercial real estate team production, deal structuring, and training, and ensure adherence to credit guidelines. From May 2014 to August 2016, Mr. Schoellhammer served as Director of Acquisitions & Lending at Standard Management Company, a private company that primarily engages in the acquisition and property management of multifamily assets. In that role, he was responsible for acquisitions from identification through closing including underwriting, valuations, making offers, due diligence, supervision of acquisition team, negotiating terms, securing financing, and legal documentation. He also sourced real estate loans, underwrote collateral and borrowers, and managed process from initial contact through close as well as developed and maintained relationships with brokers, investors, family offices, and funds to source acquisitions and loans.

Compensation of Executive Officers of our Manager

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. As described above, certain of the executive officers of Realty Mogul, Co. also serve as executive officers of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from Realty Mogul, Co. As executive officers of our Manager, these individuals will manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, and we pay our portfolio manager a retainer of 1,000 shares per year.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the beneficial ownership of our common shares as of the date of this Annual Report, for each person or group that holds more than 5% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 10573 W Pico Blvd., PMB #603, Los Angeles, CA 90064.

	Number of
	Shares
	Beneficially	Percent of All
Name of Beneficial Owner(1)	Owned	Shares
RM Sponsor, LLC (2)(3)	250	0.0090%
Jilliene Helman	—	—
Eric Levy	1,019	0.0377
Ayla Nazli	—	—
Michael Schoellhammer	—	—
All executive officers of our Manager as a group (2 persons)	1,269	0.0467%

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	As of the date of this Annual Report, RM Sponsor, LLC owns 0.0090% of our issued and outstanding common shares.
(3)	All voting and investment decisions with respect to our common shares that are held by RM Sponsor, LLC are controlled by its manager, Jilliene Helman. Ms. Helman disclaims beneficial ownership of such shares.

Item 5. Interest of Management and Others in Certain Transactions

For information responsive to this Item, please see “Note 8 ─ Related Party Arrangements” in Item 7 “Financial Statements” below.

Item 6. Other Information

None.

16

Item 7. Financial Statements

MogulREIT I, LLC

F-1

Independent Auditor’s Report

To the Management of MogulREIT I, LLC

We have audited the accompanying consolidated financial statements of MogulREIT I, LLC, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MogulREIT I, LLC as of December 31, 2019 and 2018, and their results of operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Bethesda, Maryland

April 29, 2020

F-2

MogulREIT I, LLC

Consolidated Balance Sheets

As of December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

	As of December 31,
	2019	2018
ASSETS
Real estate investments, at cost
Land	$11,494	$-
Building and improvements	54,430	-
Tenant Improvements	1,955	-
Total real estate investments, at cost	67,879	-
Less accumulated depreciation	(616)	-
Real estate investments, net	67,263	-
Real estate debt investments, net	33,331	46,424
Intangible lease assets, net	4,105	-
Cash and cash equivalents	9,159	929
Shareholder funds receivable	490	263
Deferred offering costs, net	-	142
Escrow, deposits and other assets	6,385	-
Prepaid expenses	126	-
Interest receivable	408	422
Rent receivable, net	141	-
Other receivables	3,818	11
Total Assets	$125,226	$48,191

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$1,937	$150
Deferred offering costs payable	-	89
Mortgage payable, net of deferred financing costs of $785	53,073	-
Intangible lease liabilities, net	1,605	-
Loans payable- related party	-	1,000
Accrued interest on related party loan	-	5
Distributions payable	427	320
Settling subscriptions payable	643	278
Management fees payable	60	39
Other liabilities	770	60
Total Liabilities	58,515	1,941

Members’ Equity
Common Shares, $10 per share; unlimited shares authorized; 6,452,647 and 4,750,632 shares issued and outstanding, net of offering costs and syndication cost	62,723	46,227
Retained earnings (accumulated deficit)	(1,272)	23
Total MogulREIT I, LLC Equity	61,451	-
Noncontrolling interests in consolidated joint ventures	5,260	-
Total Members’ Equity	66,711	46,250

Total Liabilities and Members’ Equity	$125,226	$48,191

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MogulREIT I, LLC

Consolidated Statements of Income

For the Years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
Revenues
Rental income, net	$2,019	$-
Tenant reimbursements	125	-
Tenant fee revenue	315	-
Interest and preferred return income	4,852	3,890
Other income	127	-
Total Revenues	7,438	3,890

Operating Expenses
Management fees	558	389
Depreciation and amortization	1,351	-
Real estate operating expenses	1,294	-
Professional fee	297	278
Servicing fee	173	110
General and administrative expenses	175	47
Total Operating Expenses	3,848	824
Operating Income	3,590	3,066
Other Income and Expenses
Interest expense	657	1
Other (income) expense	(20)	3
Consolidated Net Income	2,953	3,062
Net income attributable to noncontrolling interests	36	-
Net income attributable to MogulREIT I, LLC	$2,917	$3,062

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MogulREIT I, LLC

Consolidated Statements of Members’ Equity

For the Years ended December 31, 2019 and 2018

(Amounts in thousands, except share and per share data)

	Common Shares		Retained Earnings	Total Members’	Noncontrolling Interests in Consolidated	Total Members’
	Shares	Amount	(Deficit)	Equity	Joint ventures	Equity
Balance as of December 31, 2017	3,084,308	$30,204	$74	$30,278	$-	$30,278
Proceeds from issuance of common shares, net of syndication costs	1,700,550	17,004	-	17,004	-	17,004
Shareholder funds receivable	26,261	263	-	263	-	263
Repurchase of shares	(60,487)	(579)	-	(579)	-	(579)
Amortization of deferred offering costs	-	(665)	-	(665)	-	(665)
Distributions declared on common shares	-	-	(3,113)	(3,113)	-	(3,113)
Net income	-	-	3,062	3,062	-	3,062
Balance as of December 31, 2018	4,750,632	46,227	23	46,250	-	46,250
Proceeds from issuance of common shares, net of syndication costs	1,885,819	18,557	-	18,557	-	18,557
Stock award	1,000	10		10		10
Shareholder funds receivable	48,956	490	-	490	-	490
Repurchase of common shares	(233,760)	(2,211)	-	(2,211)	-	(2,211)
Amortization of deferred offering costs	-	(350)		(350)	-	(350)
Contributions from noncontrolling interests, net of syndication costs	-	-	-	-	5,224	5,224
Distributions declared on common shares	-	-	(4,212)	(4,212)	-	(4,212)
Net income	-	-	$2,917	2,917	36	2,953
Balance as of December 31, 2019	6,452,647	$62,723	$(1,272)	$61,451	$5,260	$66,711

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MogulREIT I, LLC

Consolidated Statements of Cash Flows

For the Years ended December 31, 2019 and 2018

(Amounts in thousands)

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018
OPERATING ACTIVITIES:
Consolidated net income	$2,953	$3,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	616	-
Amortization of intangibles relating to leases	710	-
Amortization of deferred financing costs	31	-
Net change in prepaid expenses	(126)	4
Net change in interest receivable	14	(211)
Net change in rent receivable	(141)	-
Net change in other receivables	(407)	228
Net change in accounts payable and accrued expenses	1,783	31
Net change in management fees payable	21	(68)
Net change in other liabilities	710	59
Net cash provided by operating activities	6,164	3,105
INVESTING ACTIVITIES:
Purchases of real estate investments	(71,089)	-
Purchases of debt related investments	(915)	(23,675)
Repayment of debt related investments	10,609	2,809
Net cash used in investing activities	(61,395)	(20,866)
FINANCING ACTIVITIES:
Proceeds from the issuance of common shares, net of syndication costs	16,606	15,258
Repurchase of common shares	(1,846)	-
Payment of cash distributions	(1,881)	(1,317)
Capital contribution from noncontrolling interests, net of syndication costs	5,224	-
Borrowings under mortgages payable and related party loan payable	56,257	2,400
Deferred offering costs paid	(298)	(1,339)
Payment of finance costs	(816)	-
Repayment of debt	(3,400)	(1,400)
Net cash provided by financing activities	69,846	13,602

Net (decrease) increase in cash, restricted cash, and cash equivalents	14,615	(4,159)
Cash, restricted cash and cash equivalents, beginning of year	929	5,088
Cash, restricted cash and cash equivalents, end of year	$15,544	$929

Cash paid for interest	$423	-
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:

Shareholder funds receivable	$(227)	$30
Settling subscriptions payable	$365	$278
Distributions declared but not paid	$107	$119
Deferred offering costs payable	$-	$(920)
Shares issued through distribution reinvestment program	$2,224	$1,678

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 - Formation and Organization

The consolidated financial statements include MogulREIT I, LLC and its wholly-owned subsidiaries, Realty Mogul 83, LLC (“RM83”), RM La Privada, LLC (“La Privada”), and RM The Hamptons, LLC (“The Hamptons”), and Columbus Office Portfolio, LLC (“Columbus”).

MogulREIT I, LLC is a Delaware limited liability company formed on March 2, 2016 to invest in and manage a diversified portfolio of commercial real estate investments, including loans, equity in commercial real estate ventures and other real estate-related assets. RM83, a Delaware limited liability company, organized in June 2017, is a special purpose entity that holds, directly or indirectly, investments in real estate assets. The use of the terms “MogulREIT I”, the “Company”, “we”, “us”, or “our” in this annual report refer to MogulREIT I, LLC and its subsidiary collectively, unless the context indicates otherwise.

The Company is externally managed by RM Adviser, LLC (“Manager”), which is an affiliate of the Company’s sponsor, RM Sponsor, LLC (“Sponsor”). Our Manager and our Sponsor are each wholly-owned subsidiaries of Realty Mogul, Co. Our Manager is an investment adviser registered with the Securities and Exchange Commission (“SEC”).

The Company’s investing and management activities related to commercial real estate are all considered a single reportable business segment for financial reporting purposes. All of the investments the Company has made to date have been in domestic commercial real estate assets with similar economic characteristics, and the Company evaluates the performance of all of its investments using similar criterion.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. We hold substantially all of our assets directly, and as of the date of these financial statements have not established an operating partnership or any taxable REIT subsidiary or qualified REIT subsidiary.

Pursuant to the Form 1-A filed with the SEC with respect to our offering (the “Offering”) of up to $50,000,000 in common shares, and a second offering (the “Follow-On Offering”) of up to $35,696,040 in common shares, the purchase price for all shares was $10.00 per share as of December 31, 2019 and 2018. The Offering and the Follow-On Offering were qualified by the SEC on August 12, 2016 and May 7, 2019, respectively. As of December 31, 2019 and 2018, the Company has issued 6,452,647 and 4,750,632 shares, respectively, including shares from our Sponsor, in an amount of 250 common shares for an aggregate purchase price of $2,500. The Manager has the authority to issue an unlimited number of common shares.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated balance sheets, statements of income, statements of members’ equity, statements of cash flows and related notes to the financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company has adopted a calendar year basis of reporting.

GAAP requires any subsidiaries or affiliates under common control to be consolidated. The consolidated financial statements of the Company include its wholly-owned subsidiary, Realty Mogul 83, LLC, which was formed during 2017, and its controlled joint ventures, RM La Privada, LLC, RM The Hamptons, LLC and Columbus Office Portfolio, LLC, all of which were acquired during 2019.

All significant intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits. Cash and cash equivalents are carried at cost which approximates fair value.

Shareholder Funds Receivable

Shareholder funds receivable consists of shares that have been issued with subscriptions that have not yet settled. As of December 31, 2019 and 2018, there was approximately $490,000 and $263,000, respectively, in subscriptions that had not settled. All of these funds settled subsequent to year-end. Shareholder funds receivable are carried at cost which approximates fair value.

Settling Subscriptions Payable

Share repurchases initiated in December 2019 and settled at the beginning of January 2020 will be recorded on the balance sheet as Settling Subscriptions Payable as of December 31, 2019. This liability was reversed subsequent to year-end when the share repurchases settled in January 2020.

F-7

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Concentration of Credit Risk

At times, our cash may exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company mitigates credit risk by placing cash with major financial institutions. To date, the Company has not experienced any losses on cash.

Geographic concentration

As of December 31, 2019, the Company’s investments in real estate operate in Virginia, Ohio, California, Texas, Oregon, Colorado, Connecticut, and Florida. Future operations could be affected by changes in economic or other conditions in those geographical areas or the demand for such housing.

Organizational, Offering and Related Costs

Organizational and offering costs of the Company are initially being paid by the Manager on behalf of the Company. These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending Offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to members’ equity. The deferred offering costs will be charged against the gross proceeds of the Offering when received or written off in the event that the Offering is not successfully completed. The Manager and/or affiliates will be reimbursed for organization and offering expenses incurred in conjunction with the offering subject to achieving a minimum capital raise of $1,000,000.

As of December 31, 2019 and 2018, the Manager has incurred offering costs of approximately $1,637,000 and $1,428,000, respectively, on behalf of the Company, including the full amount of legal fees of $360,568 and $250,000, respectively. As of December 31, 2019 and 2018, approximately $1,637,000 and $1,287,000, respectively, of offering costs had been amortized and were included in the statements of members’ equity. Deferred offering costs are amortized in proportion to the offering proceeds received over the offering proceeds expected to be received.

Variable Interest Entities and Voting Interest Entities

A variable interest entity (“VIE”) is an entity that lacks one or more of the characteristics of a voting interest entity. A VIE is defined as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The determination of whether an entity is a VIE includes consideration of various factors. These factors include review of the formation and design of the entity, its organizational structure including decision-making ability and relevant financial agreements, and analysis of the forecasted cash flows of the entity. We make an initial determination upon acquisition of a VIE and reassesses the initial evaluation of an entity as a VIE upon the occurrence of certain events.

A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents has both the: (i) power to direct the activities that most significantly impact the VIE’s performance; and (ii) obligation to absorb the losses of the VIE or the right to receive the benefits from the VIE, which could be significant to the VIE. We determine whether we are the primary beneficiary of a VIE by considering various factors, including, but not limited to: which activities most significantly impact the VIE’s economic performance and which party controls such activities; the amount and characteristics of its investment; the obligation or likelihood for us or other interests to provide financial support; consideration of the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders and the similarity with and significance to the business activities of our interest and the other interests. We reassess our determination of whether we are the primary beneficiary of a VIE each reporting period. Significant judgments related to these determinations include estimates about the future performance of investments held by VIEs and general market conditions. The maximum risk of loss related to our investments is limited to our recorded investment in such entities, if any.

A voting interest entity (“VOE”) is an entity in which equity investors have the characteristics of a controlling financial interest and has sufficient equity at risk to finance its activities. A controlling financial interest exists if limited partners with equity at risk are able to exercise substantive kick-out rights or are able to exercise substantive participation rights. Under the VOE model, generally, only a single limited partner that is able to exercise substantial kick-out rights will consolidate the entity.

As of December 31, 2019 and 2018, the Company held investments in three and zero entities, respectively, which were evaluated under the VOE model and are consolidated because the Company is able to exercise substantial kick-out rights and substantive participation rights.

F-8

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Commercial Real Estate Debt Investments

Our commercial real estate debt investments are generally classified as held to maturity as we have both the intent and the ability to hold these investments to maturity and, accordingly, are carried at cost, net of unamortized loan fees, premium, discount and unfunded commitments. We review our debt related investments on a monthly basis, or more frequently when such an evaluation is needed, to determine if an impairment exists. A debt related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the Financial Accounting Standards Board (the “FASB”) issued ASC Topic 310, Receivables, which permits a creditor to measure an observable market price for the impaired debt related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan.

Commercial real estate debt investments that are deemed to be impaired are carried at amortized cost less a loan reserve, if deemed appropriate, which approximates fair value.

We have certain investments that are legally structured as equity investments with rights to receive preferred economic returns. We report these investments as real estate debt securities when the common equity holders have a contractual obligation to redeem our preferred equity interest at a specified date.

As of December 31, 2019 and 2018, none of our debt related investments were considered impaired, and no impairment charges were recorded in the financial statements. We believe the fair value of the debt investments is equal to the carrying value of the debt investments as of December 31, 2019 and 2018. We had invested in 22 debt and debt like investments with ten of those investments paying off in full since inception. The following table describes our debt related investment activity for the years ended December 31, 2019 and 2018:

Investments in Debt:	Amount (in thousands)
Balance at beginning of period	$25,558
Investments	23,675
Principal repayments	(2,809)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2018 (1)	46,424
Investments	915
Principal repayments	(14,008)
Amortization of deferred fees, costs and discounts/premiums	-
Balance as of December 31, 2019 (2)	$33,331

(1)	Investments include five mezzanine loans, eight preferred equity investments, one subordinated loan, three bridge loans, and one second secured mortgage with aggregate carrying balances of approximately $12,874,000, $16,175,000, $1,500,000, $12,275,000, and $3,600,000 respectively.
(2)	Investments include three mezzanine loans, five preferred equity investments, three bridge loans, and one second secured mortgage with aggregate carrying balances of approximately $5,759,000, $10,782,000, $13,190,000, and $3,600,000 respectively.

Income Taxes

The Company has elected to be taxed, and currently qualifies, as a REIT for federal income tax purposes. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. No material provisions have been made for federal income taxes in the accompanying consolidated financial statements, and no gross deferred tax assets or liabilities have been recorded as of December 31, 2019 and 2018.

F-9

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

For the years ended December 31, 2019 and 2018, $4,212,366 and $3,113,717, respectively, in distributions have been made to shareholders. The Company expects its distributions to be characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed current or accumulated taxable earnings and profits constitute a return of capital for tax purposes and reduce the shareholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the shareholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our shareholders’ common shares.

All tax periods since inception remain open to examination by the major taxing authorities in all jurisdictions where we are subject to taxation.

Revenue Recognition

Interest income is recognized on an accrual basis and any related premium, discount, or origination costs and fees are amortized over the life of the investment using the effective interest method. Interest income is recognized on mezzanine loans classified as held to maturity and investments in preferred equity that are accounted for using the cost method if the terms of the equity investment includes terms that are similar to interest on a debt instrument. As of December 31, 2019 and 2018, no amortization of premium, discount, or origination costs or fees has been recognized.

For certain properties, in addition to contractual base rent, the tenants pay their share of utilities to the Company. The income and expenses associated with these properties are generally recorded on a gross basis when the Company is the primary obligor. For the years ended December 31, 2019 and 2018, the Company recorded reimbursements of expenses of approximately $125,000 and $0, respectively, which are reported as tenant reimbursements in the accompanying consolidated statements of operations.

Tenant fees, such as application fees, administrative fees, late fees, and other revenues from tenants are recorded when amounts become due.

As a result of the adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company has updated its policies as it relates to revenue recognition. Revenue is measured based on consideration specified in a contract with a customer. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. The adoption of ASC 606 did not materially change our revenue recognition patterns.

Purchase Accounting for Acquisitions of Real Estate

The Company adopted the provisions of Accounting Standards Update 2017-01, which provides that if substantially all the fair value of the gross assets is concentrated in any individual asset, the acquisition is treated as an asset acquisition as opposed to a business combination. Under an asset acquisition, costs directly related to the acquisition are capitalized as part of the purchase consideration. The purchase consideration includes cash paid, the fair value of equity or other assets issued, and the fair value of any assumed debt. The Company assesses the fair value of assumed debt based on estimated cash flow projections that utilize appropriate discount rates and available market information. Such inputs are categorized as Level 3 in the fair value hierarchy. The difference between the fair value and the stated principal of assumed debt is amortized using the effective interest method basis over the terms of the respective debt obligation.

The fair value of the purchase consideration is then allocated based on the relative fair value of the assets including land, buildings, site improvements and intangible assets including in-place leases at the acquisition date. The Company estimates the fair value of the assets using market-based, cost-based, and income-based valuation techniques.

Accounting for Long-Lived Assets and Impairment of Real Estate Owned

The Company reviews its real estate portfolio on a quarterly basis to ascertain if there are any indicators of impairment to the value of any of its real estate assets, including deferred costs and intangibles, to determine if there is any need for an impairment charge. In reviewing the portfolio, the Company examines one or more of the following: the type of asset, the current financial statements or other available financial information of the asset, and the economic situation in the area in which the asset is located. For each real estate asset owned for which indicators of impairment exist, management performs a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset to its carrying amount. If the aggregate undiscounted cash flows are less than the asset’s carrying amount, an impairment loss is recorded to the extent that the estimated fair value is less than the asset’s carrying amount. The estimated fair value is determined using a discounted cash flow model of the expected future cash flows through the useful life of the property. The analysis includes an estimate of the future cash flows that are expected to result from the real estate investment’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, the effects of leasing demand, competition and other factors.

For each lease we assume through an acquisition of a property, the Company applies ASC 805-20-25-12 to determine whether the terms of the lease are favorable or unfavorable compared with the market terms of a lease for a similar property at the acquisition date. If the terms are favorable, an above-market lease intangible asset is recorded, and if the terms are unfavorable, a below-market lease liability is recorded. ASC 805-20-25-12 does not provide further guidance on how to arrive at the fair value of the above- or below-market lease intangible asset or liability, so the Company refers to ASC 820 and ASC 840 for the appropriate valuation guidance. ASC 820 provides detailed guidance for using management’s judgment and other market participant considerations in assessing fair value when quoted prices are not available. The Company has extensive experience in underwriting and negotiating lease terms in the real estate markets. The Company leverages knowledge gained through the countless lease transactions throughout entire portfolio over the years as well as our understanding of market activities regarding the terms of other transactions that have recently closed in the real estate industry to estimate the projected future market rent. Primarily all of the Company’s existing above and below market leases resulted from our 2019 acquisition of an office portfolio that was comprised of four leases. The Company evaluated each assumed lease individually to determine if it was above or below market. Based on our evaluation, the Company determined that two of the assumed leases were below market.

As of December 31, 2019 and 2018, the Company determined that there was no impairment of long-lived assets.

F-10

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Restricted Cash and Escrows

Real estate taxes, insurance and other escrows aggregating approximately $6,385,000 and $0 at December 31, 2019 and 2018, respectively, are included in Escrow, deposits and other assets.

In November 2016, the FASB issued Accounting Standards Update 2016-18 (“ASU 2016-18”) Statement of Cash Flows: Restricted Cash, which clarifies the presentation requirements of restricted cash within the statement of cash flows. The standard requires that changes in restricted cash and restricted cash equivalents during the period be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. The adoption of this standard results in amounts previously recorded in cash provided by (used in) operating activities on the statement of cash flows to be included in the beginning and ending balances of Cash and Restricted Cash and Equivalents on the statements of cash flows. The adoption of this standard results in amounts detailed below that are reported as restricted cash and escrows and deposits on the balance sheet to be included in Cash and Restricted Cash and Equivalents on the statements of cash flows.

The following are the amounts reported on the balance sheets that are included in Cash and Restricted Cash and Equivalents on the statement of cash flows:

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018

Cash and equivalents	$9,159	$929
Escrows, deposits and other assets	6,385	-
Total cash and restricted cash and equivalents	$15,544	$929

Depreciation and Amortization

Depreciation of assets is computed on the straight-line method over the estimated useful life of the asset. Depreciation of buildings is computed on the straight-line method over an estimated useful life from 30 to 33.8 years. Site improvements and certain building improvements are depreciated on the straight-line method over an estimated useful life of 10 years and depreciation of furniture, fixtures and equipment is computed on the straight-line method over an estimated useful life of 5 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Amortization of intangible lease assets is computed over the remaining life of the leases using the straight-line method.

Deferred Financing Costs

Mortgage costs are deferred and amortized using the straight-line method which management does not believe is materially different than the effective interest rate method, over the terms of the respective debt obligations.

Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

On a recurring basis, the Company measures its interest rate swap at its estimated fair value. In determining the fair value of its interest rate swap derivative, the Company uses the present value of expected cash flows based on market observable interest rate yield curves commensurate with the term of the instrument. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and that of the respective counterparty in the fair value measurement. The credit valuation adjustments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by either the respective counterparty or the Company. However, the Company determined that the impact of the credit valuation adjustments were not significant to the overall valuation of the swap. As a result, the fair value of the swap is considered to be based primarily on Level 2 inputs.

The Company does not carry any asset or liability at fair value except for a swap derivative liability related to the Columbus portfolio with an estimated fair value of $107,000, which is included in Other Liabilities.

The Company is required to disclose an estimate of fair value of financial instruments for which it is practicable to estimate the fair value. For certain financial instruments, fair values are not readily available since there are no active trading markets characterized by current exchanges by willing parties. The Company believes that the carrying amount reasonably approximates the fair value of the Company’s financial instruments.

Fair Value Option

ASC 825 “Fair Value Option for Financial Assets and Financial Liabilities” (“ASC 825”) provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. ASC 825 permits the fair value option election on an instrument by instrument basis at initial recognition. We have decided not to make this election.

F-11

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 3 – Real Estate Debt Investments

The following tables present the Company’s investments in real estate debt investments, as of December 31, 2019 and 2018:

As of December 31, 2019:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Mezzanine Loan	3	$5,925	$5,759	11.17%	17.57%
Preferred Equity	5	11,925	10,782	12.28%	35.36%
Bridge Loan	3	12,275	13,190	8.94%	36.40%
Second Secured Mortgage	1	3,600	3,600	13.35%	10.67%
Balance as of December 31, 2019	12	$33,725	$33,331	10.88%	100.00%

As of December 31, 2018:

Asset Type	Number	Original Principal Amount or Cost	Carrying Value	Average Investment Return	Allocation by Investment Type
Mezzanine Loan	5	$12,874	$12,874	11.66%	27.28%
Preferred Equity	8	16,950	16,175	12.05%	35.91%
Subordinated Loan	1	1,500	1,500	14.00%	3.18%
Bridge Loan	3	12,275	12,275	8.41%	26.01%
Second Secured Mortgage	1	3,600	3,600	13.31%	7.63%
Balance as of December 31, 2018	18	$47,199	$46,424	11.14%	100.00%

The following tables present certain information about the Company’s investments in real estate related assets, as of December 31, 2019 and 2018, by contractual maturity grouping (dollars in thousands):

As of December 31, 2019:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Mezzanine Loan	3	$5,759	$-	$-	$-
Preferred Equity	5	407	7,050	3,325	-
Bridge Loan	3	4,490	8,700	-	-
Second Secured Mortgage	1	3,600	-	-	-
Balance as of December 31, 2019	12	$14,256	$15,750	$3,325	$-

As of December 31, 2018:

Asset Type	Number	Amounts Maturing Within One Year	Amounts Maturing After One Year Through Five Years	Amounts Maturing After Five Years Through Ten Years	Amounts Maturing After Ten Years
Mezzanine Loan	5	$5,700	$3,625	$3,549	$-
Preferred Equity	8	-	12,850	3,325	-
Subordinated Loan	1	1,500	-	-	-
Bridge Loan	3	3,575	8,700	-
Second Secured Mortgage	1	-	3,600	-	-
Balance as of December 31, 2018	18	$10,775	$28,775	$6,874	$-

F-12

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Credit Quality Monitoring

The Company’s debt investments and preferred equity investments that earn interest based on debt-like terms are typically secured by senior liens on real estate properties, mortgage payments, mortgage loans, or interests in entities that have interests in real estate similar to the interests described above. The Company evaluates its debt investments at least quarterly and differentiates the relative credit quality principally based on: (i) whether the borrower is currently paying contractual debt service or guaranteed preferred equity payments in accordance with its contractual terms; and (ii) whether the Company believes the borrower will be able to perform under its contractual terms in the future, as well as the Company’s expectations as to the ultimate recovery of principal at maturity. The Company considered investments for which it expects to receive full payment of contractual principal and interest payments as “performing”. As of December 31, 2019 and 2018, all investments are considered to be performing and no allowance for loan loss has been recorded. In the event that an investment is deemed other than performing, the Company will evaluate the instrument for any required impairment.

Note 4 – Consolidated Investments in Real Estate

The following table presents the Company’s consolidated acquisitions of real estate during the year ended December 31, 2019:

Description of Property	Date acquired	Ownership Percentage	Contract Purchase Price	Terms of Payment	Real Estate Acquisition Costs (a)
			(in thousands)		(in thousands)
Columbus
Office Portfolio	November 5, 2019	56.41%	$37,800	Cash, assumed	$698
Columbus, OH				liabilities of $1,568,176
The Hamptons
Apartments	October 9, 2019	100.00%	$19,051	Cash, assumed	692
Virginia Beach, VA				liabilities of $325,257
La Privada
Apartments	May 31, 2019	100.00%	11,700	Cash, assumed	441
El Paso, TX				liabilities of $170,367
Totals for 2019			$68,551		$1,831

(a) Capitalized as part of the acquisition and includes related party cost of $732,000.

The following table details the allocation of the purchase price for the Company’s acquisitions of real estate during the year ended December 31, 2019 (amounts in thousands):

Description of Property	Land	Building	Site Improvements and FF&E	Intangible Lease Asset	Total
Columbus	$4,748	$28,922	$2,244	$2,584	$38,498
Columbus, OH
The Hamptons	4,226	14,038	1,134	345	19,743
Virginia Beach, VA
La Privada Apartments	2,520	8,408	931	282	12,141
El Paso, TX
Totals for 2019	$11,494	$51,368	$4,309	$3,211	$70,382

Depreciation expense amounted to approximately $616,000 and $0 for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019 the amortization period for the intangible lease assets ranges from six to thirteen and a half years. There was no amortization for 2018. At December 31, 2019, accumulated amortization of intangible lease assets net of below-market lease liabilities, was $709,992. The unamortized balance of intangible lease assets net of below-market lease liabilities, at December 31, 2019 was $2,500,111.

F-13

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Minimum Future Rents and Amortization of Lease Intangible Assets

The multi-family rental properties owned at December 31, 2019 are principally leased under 12-month operating leases with tenant renewal rights. For commercial properties, the following details the future minimum rents and amortization of intangible lease asset and liabilities over the next five years:

	Future minimum lease payments	Intangible Lease Assets	Intangible Lease Liabilities
Year Ending December 31,	(in thousands)	(in thousands)	(in thousands)
2020	$2,762	$654	$153
2021	2,237	654	153
2022	1,897	654	153
2023	1,470	654	153
2024	1,409	654	153
Thereafter	3,382	837	839
Total	$13,159	$4,105	$1,605

Note 5 – Borrowings

Mortgages Payable

The following table details the Mortgages payable, net, balances per the consolidated balance sheet:

December 31, 2019 (in thousands)
Mortgages payable, gross	$53,858
Unamortized deferred financing costs	(785)
Mortgages payable, net	$53,073

Scheduled principal repayments during the next five years and thereafter are as follows:

Year Ending December 31,	December 31, 2019 (in thousands)
2020	$-
2021	-
2022	-
2023	27,937
2024	-
Thereafter	25,921
Total	$53,858

At December 31, 2019, deferred financing costs amounted to $784,702, net of accumulated amortization of $31,179. There were no deferred financing costs in 2018. The Company presents unamortized deferred financing costs as a direct deduction from the carrying amount of the related debt liability

The details of the Mortgages payable are as follows:

Columbus Office Portfolio

The mortgage loan payable by Columbus Office Portfolio was originated on November 1, 2019 by Citizens Bank, N.A. in the amount of $33,635,640 with an initial funding of approximately $27,938,000 and future funding of $5,697,000. The outstanding balance as of December 31, 2019 and 2018 was $27,938,309 and $0, respectively. The mortgage loan has a maturity date of November 1, 2023, with one 12-month extension option. The mortgage loan has a variable interest rate of 3.93% as of December 31, 2019. The mortgage loan is interest only for the entire term of the loan. The mortgage is secured by real property and an assignment of leases and rents.

The Hamptons

The mortgage loan payable by The Hamptons was originated on October 1, 2019 by Argentic Real Estate Finance LLC in the amount of approximately $15,850,000. The outstanding balance as of December 31, 2019 and 2018 was approximately $15,850,000 and $0, respectively. $3,734,472 of the mortgage proceeds are held in lender-controlled escrow subaccounts for taxes, insurance, replacement reserves, required repairs and a loan earnout, which amount is included in “escrow, deposits and other assets” on the consolidated balance sheet. The mortgage loan is interest only though the maturity date of November 6, 2029. The mortgage loan has a fixed interest rate of 4.03%. The mortgage is secured by real property and an assignment of leases and rents.

La Privada

The mortgage loan of La Privada was originated on May 31, 2019 by Argentic Real Estate Finance LLC in the amount of approximately $10,070,000 with an initial funding of approximately $10,070,000. $2,298,531 of the mortgage proceeds are held in lender-controlled escrow subaccounts for taxes, insurance, replacement reserves and a loan earnout, which amount is included in “escrow, deposits and other assets” on the consolidated balance sheet. The outstanding balance as of December 31, 2019 was $10,070,000. The mortgage loan has a fixed interest rate of 4.89%. The mortgage loan is interest only until the maturity date of June 6, 2029.

F-14

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 6 – Related Party Borrowings

During the year ended December 31, 2019, the Company entered into an unsecured promissory note on May 29, 2019 in the amount of $2,400,000 at an interest rate equal to the current LIBOR rate plus 2% with an affiliate of the Manager. The note was fully repaid as of December 31, 2019. During the year ended December 31, 2018, the Company received an advance from Realty Mogul Commercial Capital, Co. to bridge an investment totaling approximately $2,400,000. The Company paid down $1,400,000 on the loan during 2018 and the remaining balance was repaid in early 2019. During the years ended December 31, 2019 and 2018, approximately $6,000 and $5,000 was paid in interest to Realty Mogul, Co.

Note 7 - Business Combinations and Asset Acquisitions

Columbus Office Portfolio, LLC

On November 5, 2019, the Company acquired a 56.4% equity interest in Columbus Office Portfolio, LLC (“Columbus”). Columbus is a joint venture formed to acquire, renovate, own and operate Columbus Office Portfolio, a pair of non-contiguous office buildings located in Columbus, Ohio. The Portfolio consists of two properties: (i) 855 Grandview, and (ii) Brewery Tower.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. Columbus is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for Columbus and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

November 5, 2019 (in thousands)
Consideration
Cash (including transaction costs of $951 debt proceeds of $33,635)	$38,498
Fair value of total consideration transferred	$38,498

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$4,748
Buildings, site improvements, and furniture and equipment	31,166
Cash and cash equivalents	—
Intangible lease asset	2,584
Escrow, deposits and other assets	—
Total identifiable net assets	38,498

RM The Hamptons, LLC

On October 9, 2019, the Company acquired a 100% equity interest in RM The Hamptons, LLC (“The Hamptons”). The Hamptons is a joint venture formed to acquire, renovate, own and operate the Hamptons, a multi-family apartment community in Virginia Beach, VA.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. The Hamptons is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for the Hamptons and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

October 9, 2019 (in thousands)
Consideration
Cash (including transaction costs of $692 debt proceeds of $15,850)	$19,748
Fair value of total consideration transferred	$19,748

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$4,226
Buildings, site improvements, and furniture and equipment	15,172
Cash and cash equivalents	—
Intangible lease asset	344
Escrow, deposits and other assets	4
Other current liabilities	(271)
Deferred financing costs	273
Total identifiable net assets	$19,748

F-15

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

RM La Privada, LLC

On May 31, 2019, the Company acquired a 100% equity interest in RM La Privada, LLC (“La Privada”). La Privada is a joint venture formed to acquire, renovate, own and operate La Privada Apartments, a Class B multifamily apartment complex in El Paso, Texas.

GAAP defines the acquirer in an asset acquisition as the entity that obtains control of the assets and establishes the acquisition date as the date that the acquirer achieves control. La Privada is considered a VOE, and the Company is deemed to have control rights, including substantial kick-out rights, and therefore, the joint venture’s controlling member.

GAAP requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured by allocating the consideration to the relative fair values of the assets as of that date. The following table summarizes the consideration paid for La Privada and the relative fair value of the assets acquired and liabilities assumed recognized at the acquisition date:

May 31, 2019 (in thousands)
Consideration
Cash (including transaction costs of $441 debt proceeds of $10,070)	$12,174
Fair value of total consideration transferred	$12,174

Recognized amounts of identifiable assets acquired and liabilities assumed
Land	$2,520
Buildings, site improvements, and furniture and equipment	9,339
Cash and cash equivalents	—
Intangible lease asset	282
Escrow, deposits and other assets	33
Total identifiable net assets	$12,174

Note 8 – Related Party Arrangements

RM Adviser, LLC, Manager

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making investments on behalf of the Company.

The Manager and certain affiliates of the Manager receive fees and compensation in connection with the Company’s public offering, and the acquisition and management of the Company’s real estate investments. For certain investments, the Manager is also entitled to promoted interest in an undetermined amount of the entity’s distributable cash, after all other partners or members have been paid an agreed upon (6.0% or higher) cumulative, non-compounded preferred return.

For the year ended December 31, 2019, $10,660 was paid to our Manager for asset management services related to La Privada. For the year ended December 31, 2019, $179,950 was paid to Jilliene Helman, CEO of our Manager, for partial personal guarantees of the loans that are secured by La Privada and The Hamptons, and she received indemnification by us for providing such personal guarantees.

The Manager will be reimbursed for organizational and offering expenses incurred in conjunction with the Offering. The Company will reimburse the Manager for actual expenses incurred on behalf of the Company in connection with the selection or acquisition of an investment, to the extent not reimbursed by the borrower, whether or not the Company ultimately acquires the investment. The Company will reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs. Expense reimbursements payable to the Manager also may include expenses incurred by the Sponsor in the performance of services pursuant to a shared services agreement between the Manager and the Sponsor, including any increases in insurance attributable to the management or operation of the Company. See Note 2 – Summary of Significant Accounting Policies – Organizational, Offering and Related Costs.

As of December 31, 2019 and 2018, the Company owed its Manager approximately $0 and $89,000, respectively, in deferred offering costs. As of December 31, 2019 and 2018, approximately $1,637,000 and $1,287,000, respectively, of offering costs were amortized against members’ equity, which represents the ratable portion of proceeds raised to date to the total amount of proceeds expected to be raised from the Offering. During the year ended December 31, 2019, $298,174 of deferred offering costs were repaid to the affiliate.

The Company will pay the Manager a monthly asset management fee of one-twelfth of 1.00%, which is based on the average investment value of the assets. For purposes of this fee, “average investment value” means, for any period, the average of the aggregate book value of all of our assets, before reserves for depreciation, amortization, bad debts, or other similar non- cash reserves. During the years ended December 31, 2019 and 2018, approximately $531,000 and $389,000, respectively, was charged by the Manager. As of December 31, 2019 and 2018, approximately $60,000 and $39,000, respectively, remained payable.

For the year ended December 31, 2019, a fee of $280,000 was paid on behalf of the Company to the Manager for services in connection with the due diligence of the investment in Columbus.

F-16

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Realty Mogul Commercial Capital, Co.

The Company will pay Realty Mogul Commercial Capital, Co. (which may be referred to as an RM Originator) a servicing fee of 0.50% of the principal balance and accrued interest of each loan for the servicing and administration of certain loans held by the Company. RM Originator may decide to enter into a servicing agreement with an unaffiliated third party to service and administer the loans held by the Company, and will pay for any expenses incurred in connection with standard subservicing thereunder out of the servicing fee paid to it by the Company. In addition, an initial set-up fee for each loan will be paid to an RM Originator for each loan it services. During the years ended December 31, 2019 and 2018, $156,000 and $110,000, respectively, was charged by the Manager. As of December 31, 2019 and 2018, approximately $13,000 and $15,000, respectively, remained payable and is included in accounts payable and accrued expenses on the corresponding consolidated balance sheets.

The Company will also pay RM Originator a special servicing fee for any non-performing asset at an annualized rate of 1.00%, which will be based on the original value of such non-performing asset. The Manager will determine, in its sole discretion, whether an asset is non-performing. The payment of the special servicing fee shall be in addition to any third-party special servicing expenses incurred by the Company, which may include special fees associated with recovery efforts by RM Originator. As of December 31, 2019 and 2018, special servicing fees of $16,036 and $0 respectively have been paid to the Manager.

The Company will pay Realty Mogul Commercial Capital, Co. a buyer broker fee in connection with the acquisition of real estate. A portion of this fee may be paid to personnel affiliated with our Manager for their roles in sourcing the investment opportunity including an officer of our Manager, Michael Schoellhammer. For year ended December 31, 2019, a buyer broker fee in the amount of $351,000 was paid to Realty Mogul Commercial Capital, Co. in connection with the acquisition of La Privada, of which $29,250 was paid to Mr. Schoellhammer, and a buyer broker fee in the amount of $381,020 was paid to Realty Mogul Commercial Capital, Co. in connection with the acquisition of The Hamptons, of which $47,628 was paid to Mr. Schoellhammer.

Realty Mogul, Co. and affiliates

If the Company has insufficient funds to acquire all or a portion of a loan or other investment, then it may obtain a related party loan from RM Originator or one of its affiliates on commercially reasonable terms. Our LLC Agreement authorizes us to enter into related party loans. Unsecured related party loans that, in the aggregate, do not exceed $20 million and do not carry an interest rate that exceeds the then current applicable prime rate with respect to such loans, can be entered into without the approval of an independent representative. All other related party loans would require prior approval from an Independent Representative. However, neither Realty Mogul, Co. nor its affiliates are obligated to make a related party loan to the Company at any time. See Note 5 ─ Borrowings.

For the year ended December 31, 2019 and 2018, the Company and its equity method investees paid an aggregate of approximately $107,500 and $0, respectively, to affiliates of Realty Mogul, Co. for syndication fees, which are netted against the respective equity.

In 2019, an entity managed by an affiliate of Realty Mogul, Co. acquired an approximate 24.2% interest in Columbus Office Portfolio. The entity’s equity investment in Columbus Office Portfolio was approximately $3,000,000 as of December 31, 2019.

RM Sponsor, LLC, Shareholder and Sponsor

RM Sponsor, LLC is a shareholder of the Company and held 250 common shares as of December 31, 2019 and 2018.

Executive Officers of our Manager

As of the date of these financial statements, the executive officers of the Company’s Manager and their positions and offices are as follows:

Name	Age	Position
Jilliene Helman	33	Chief Executive Officer and Chief Financial Officer
Eric Levy	33	Vice President, Portfolio Manager
Ayla Nazli	38	Chief Compliance Officer and Secretary
Michael Schoellhammer	41	Managing Director

Jilliene Helman has served as our Chief Executive Officer since our inception and our Chief Financial Officer since October 31, 2018.

Eric Levy has served as Vice President, Portfolio Manager since January 2019. Mr. Levy has served as a Vice President, Asset Management of Realty Mogul, Co. since October 2017.

Ayla Nazli has served as Secretary and Chief Compliance Officer of our Manager, and as Secretary, Chief Compliance Officer, and Vice President, Legal of Realty Mogul, Co., since January 2020.

Michael Schoellhammer has served as Manager Director of our Manager since October 2019 and as Managing Director of Realty Mogul, Co. since August 2016.

Note 9 – Stock Award

For the year ended December 31, 2019, we issued 1,000 shares to our Portfolio Manager. Compensation expense in the amount of $10,000 was recorded in 2019, based on the original offering price of $10 per share, which approximates fair value.

F-17

MogulREIT I, LLC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

Note 10 – Economic Dependency

Under various agreements, the Company has engaged or will engage RM Adviser, LLC and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon RM Adviser, LLC and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

Note 11 – Commitments and Contingencies

Legal Proceedings

As of December 31, 2019 and 2018, we were not named as a defendant in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that we currently assess as being significant to us.

Note 12 – Subsequent Events

Events that occur after the balance sheet date, but before the consolidated financial statements were available to be issued, must be evaluated for recognition or disclosure. The effects of subsequent events that provide evidence about conditions that existed at the balance sheet date are recognized in the accompanying financial statements. Subsequent events which provide evidence about conditions that existed after the balance sheet date require disclosure in the accompanying notes. Management has evaluated the activity of the Company through April 29, 2020, the date the financial statements were available to be issued, and noted no events that provided evidence of conditions that existed on the balance sheet date that were not properly recorded.

Subsequent to the balance sheet date, the effects of the COVID-19 virus began impacting many aspects of the U.S. economy. The Company recognized that COVID-19 may have an adverse impact on its business and investments, however, as of April 29, 2020, there were no quantifiable measurements of adverse effects on the Company’s business or investments.

New Investments

Asset Acquisitions – Pohlig Box Factory and Superior Warehouse – Richmond, Virginia

On February 19, 2020 we acquired a $17,073,848 joint-venture limited partnership equity investment (for the acquisition and renovation of a Class A- multifamily, two-property mixed-use apartment complex in Richmond, Virginia. We acquired the equity investment from a special purpose entity of which the Company is the sole member. In connection with the equity investment, the special purpose entity may pay an affiliate of our Manager a fee, a portion of which may be paid to personnel affiliated with our Manager for their roles in arranging the investment opportunity, including Michael Schoellhammer, Managing Director of our Manager. A 2.00% buyer’s broker fee will be paid by the special purpose entity to RMCC, of which 25 basis points of the purchase price of the property will be paid to Mr. Schoellhammer in his capacity as a broker/designated officer for RMCC. We will not be entitled to this fee. Our Manager is the manager of the special purpose entity in connection with the equity investment and, as a result, is also entitled to a promoted interest in amounts equal to 31.5% and 45% of the special purpose entity’s distributable cash in certain circumstances pursuant to the terms of the operating agreement of the special purpose entity. A portion of the promoted interest may be paid to personnel affiliated with our Manager for their roles in the investment opportunity, including Ms. Helman and Mr. Schoellhammer. We will not be entitled to any of such promoted interest. Our Manager is the sponsor of this transaction, and the property is our Manager’s fourth direct acquisition. In addition, our Manager will be managing the project and has plans to improve the property through a strategic renovation program, renovating units that become available due to normal tenant turnover, and re-leasing the renovated units at a higher rental rate.

Offering Proceeds

As of April 25, 2020, we had raised total gross offering proceeds of approximately $72,936,000 from settled subscriptions and issued an aggregate of approximately 7,294,000 common shares. As of April 25, 2020, approximately $12,714,000 in common shares remained available for sale to the public pursuant to the Offering.

Distributions Declared

From January 1, 2020 to April 25, 2020, we declared and paid distributions of $1,728,506.

F-18

Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit No.	Description

2.1	Amended and Restated Certificate of Formation
2.2	Second Amended and Restated LLC Agreement
2.3	First Amendment to the Second Amended and Restated LLC Agreement of MogulREIT I, LLC (incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A/A, filed on January 18, 2019)
2.4	Second Amendment to the Second Amended and Restated LLC Agreement of MogulREIT I, LLC (incorporated by reference to Exhibit 2.4 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)
4.1	Subscription Package
4.2	Distribution Reinvestment Plan
6.1	Loan Servicing Agreement between MogulREIT I, LLC and Realty Mogul, Co.
6.2

Amended and Restated Loan Servicing Agreement between MogulREIT I, LLC and Realty Mogul Commercial Capital, Co. (incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A POS, filed on December 20, 2019)

6.3	License Agreement between MogulREIT I, LLC and Realty Mogul, Co.
6.4	Shared Services Agreement between RM Adviser, LLC and Realty Mogul, Co.
6.5	Master Technology and Services Agreement between RM Technologies, LLC and RM Sponsor, LLC
6.6	Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and MogulREIT I, LLC
6.7	First Amendment to Master Loan Purchase Agreement between Realty Mogul, Co. and Realty Mogul Commercial Capital, Co. and MogulREIT I, LLC (incorporated by reference to Exhibit 6.7 to the Company’s Offering Statement on Form 1-A/A, filed on May 6, 2019)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 29, 2020.

MogulREIT I, LLC

By:	RM Adviser, LLC, its Manager

By:	/s/ Jilliene Helman
Name:	Jilliene Helman
Title:	Chief Executive Officer and Chief Financial Officer

This Annual Report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jilliene Helman	Chief Executive Officer of RM Adviser, LLC	April 29, 2020
Jilliene Helman	(Principal Executive Officer, Principal Financial
Officer and Principal Accounting Officer)